Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-123385 on Form S-8, of our report , which includes an explanatory paragraph that indicates that the 2002 financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if Universal Truckload Services, Inc. had operated as an unaffiliated company of CenTra, Inc., dated April 16, 2003, on the financial statements for the year ended December 31, 2002, appearing in this Annual Report on Form 10-K of Universal Truckload Services, Inc. for the year ended December 31, 2004.

/s/DELOITTE & TOUCHE LLP
Detroit, Michigan
March 30, 2005